PDL BioPharma™



Third Quarter 2012 Financial Results Conference Call

November 5, 2012

Forward Looking Statements

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- The productivity of acquired revenue generating assets may not fulfill our revenue forecasts, and if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the acquisition;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire revenue related assets;
- The outcome of pending litigation or disputes, including PDL's current dispute with Genentech related to ex-U.S. sales of Genentech licensed products; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

Revenue Generating Asset Activity

▶ Recent developments

- PDL recently completed two additional revenue generating transactions.
  - On November 2, 2012, PDL provided $40.0 million to Wellstat Diagnostics in return for interest and royalties on Wellstat's Diagnostics product.
    - Wellstat was founded by Samuel J. Wohlstadter. Samuel Wohlstadter is Wellstat's CEO. He was also a founder of Amgen, Applied Biosystems, IGEN International (a diagnostics system company acquired by Roche for approximately $1.4 billion), BioVeris Corporation (also a diagnostics system company acquired by Roche for approximately $600 million), and Hyperion Catalysis International.
    - Wellstat is developing a point of care diagnostic system that utilizes a disposable cartridge systems, requires no user interaction, relies on standard blood collection techniques and can achieve sensitivity comparable to, or better than, central testing laboratories. It can be used to measure the presence of disease and monitor medical conditions.
  - In early October, PDL provided $20.8 million to AxoGen in return for royalties on certain AxoGen products.
    - AxoGen is a regenerative medicine company dedicated to advancing the science and commercialization of surgical solutions for peripheral nerve repair.

▶ Prior transaction

- PDL completed its first transaction in July 2012. PDL entered into a credit agreement with Merus Labs International under which PDL made available up to $55 million to Merus secured by, among other things, its approved drug for overactive bladder.

Third Quarter 2012 Overview

	Quarter Ended September 30		Nine Months Ended September 30	
	(In thousands, except per share amounts)			
	2012	2011	2012	2011
Royalty revenues	$ 85,231	$ 83,370	$ 288,479	$ 278,833
G&A Expenses	5,647	3,960	17,737	13,516
Operating income	79,584	79,810	270,742	275,717
Interest expense	(6,514)	(9,007)	(23,087)	(27,941)
Income before income taxes	74,937	70,933	250,040	247,473
Income tax expense	26,362	25,017	87,779	87,026
Net income	48,575	45,916	162,261	160,447
Net income per share - Basic	$0.35	$0.33	$1.16	$1.15
Net income per share - Diluted	$0.32	$0.28	$1.08	$0.88

	September 30, 2012	**December 31, 2011**
Cash, cash equivalents and investments	$160,367	$227,946
Total assets	$249,896	$269,471
Total debt carrying value	$307,337	$409,985

PDL BioPharma™

Non-Recourse and Convertible Notes

Non-Recourse Note

- The final payment was made on our Non-Recourse Note during the third quarter of 2012. This $300 million securitization was entered into in November 2009 and most of the proceeds were paid to shareholders as a special dividend in December 2009. 60% of PDL's Genentech/Roche royalties were obligated to repay this Note. We anticipate that our free cash flows will increase as a result of retiring this Note.

Convertible Notes Conversion Rates

- In connection with the September 14, 2012, dividend payment, the conversion rates for our convertible notes increased as follows:

Convertible Notes	Conversion Rate per $1,000 Principal Amount	Approximate Conversion Price Per Common Share	Effective Date	Principal Balance Outstanding
May 2015 Notes 3.75%	145.4893	$6.87	September 5, 2012	$ 155,250,000
Series 2012 Notes 2.875%	166.264	$6.01	September 5, 2012	$ 179,000,000
February 2015 Notes 2.875%	166.264	$6.01	September 10, 2012	$ 1,000,000

- PDL entered into a bond hedge that effectively increases the conversion price in the May 2015 Notes to $8.09.

PDL BioPharma


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